UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2010 (December 2, 2010)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 2, 2010, Chesapeake Energy Corporation (the “Company”) entered into the Eighth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among the Company, Chesapeake Exploration, L.L.C., as Borrower, Union Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, The Royal Bank of Scotland plc and BNP Paribas, as Co-Syndication Agents, Credit Agricole Corporate and Investment Bank, as Documentation Agent, and the several lenders party thereto, which amends and restates the Company’s senior secured revolving credit facility. The aggregate commitments of the lenders under the Amended Credit Agreement were increased from $3.5 billion to $4.0 billion and may be increased further to $5.0 billion at the Company’s request, subject to conditions set forth in such agreement. The Amended Credit Agreement matures on December 2, 2015 and provides for an initial borrowing base of $4.0 billion which, along with the collateral value, will be redetermined periodically. A significant portion of the Company’s natural gas and oil properties is currently unencumbered and therefore available to be pledged as additional collateral under the Amended Credit Agreement if needed based on the periodic borrowing base and collateral redeterminations.

Amounts borrowed under the Amended Credit Agreement, which are unconditionally guaranteed on a joint and several basis by the Company and certain of its direct or indirect wholly owned domestic subsidiaries and secured by natural gas and oil proved reserves, bear interest at the Company’s option at either: (i) the greater of the reference rate of Union Bank, N.A., or the federal funds effective rate plus 0.50%, both of which are subject to a margin that varies from 0.50% to 1.25% per annum according to the Company’s senior unsecured long-term debt ratings, or (ii) the Eurodollar rate, which is based on the London Interbank Offered Rate (LIBOR), plus a margin that varies from 1.50% to 2.25% per annum according to the Company’s senior unsecured long-term debt ratings. Interest is payable quarterly or, if LIBOR applies, it may be payable at more frequent intervals.

The Amended Credit Agreement contains negative covenants that limit the Company’s ability, as well as the ability of certain of its subsidiaries, among other things, to incur additional indebtedness, make investments or loans and create liens. In addition, the Company is required to maintain an indebtedness to total capitalization ratio and indebtedness to EBITDA ratio, in each case as defined in the Amended Credit Agreement. Amounts outstanding under the Amended Credit Agreement may be accelerated and become immediately due and payable upon specified events of default, including, among other things, a default in the payment of principal or interest, an inaccuracy of a representation or warranty in any material respect, a default with regard to certain loan documents which remains unremedied for a period of 30 days following notice, a default in the payment of other indebtedness of the Company and certain of its subsidiaries where the aggregate outstanding principal amount exceeds $125 million, the entry by a court of one or more judgments or orders for the payment of money against the Company or certain of its subsidiaries in an aggregate amount in excess of $125 million that has not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof, the cessation of any security document or the guarantee agreement to be in full force and effect, or certain change of control events. Additionally, the Amended Credit Agreement contains other customary conditions, representations and warranties, and indemnification provisions.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See “Index to Exhibits” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/S/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer & Corporate Secretary

Date: December 8, 2010

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Eighth Amended and Restated Credit Agreement, dated December 2, 2010, among Chesapeake Energy Corporation, as the Company, Chesapeake Exploration, L.L.C., as Borrower, Union Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, The Royal Bank of Scotland plc and BNP Paribas, as Co-Syndication Agents, Credit Agricole Corporate and Investment Bank, as Documentation Agent and the several lenders from time to time parties thereto.

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